PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires a 105,000 Square Foot Medical Office Portfolio in
Orlando, Florida and Oviedo, Florida

Scottsdale, Arizona (October 13, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the acquisition of a medical office portfolio in Orlando, Florida and Oviedo, Florida (the “Orlando Medical Office Portfolio”) for approximately $18,300,000.

The Orlando Medical Office Portfolio consists of two Class A multi-tenant medical office buildings totaling approximately 105,000 square feet. The Lake Underhill Medical Center was built in 2000 and is located in Orlando on the campus of Florida Hospital East Orlando. The Oviedo Medical Center was built in 1997 and is located in Oviedo, which is approximately 10 miles northeast of Orlando. The Oviedo Medical Center is located on a parcel owned by Florida Hospital and is adjacent to Florida Hospital’s CentraCare urgent care center.

The buildings are 98% leased with over 50% of the buildings leased to Florida Hospital, which is a part of Adventist Health System (“AHS”). AHS is rated ‘AA-‘ (Standard & Poor’s) and supports 43 hospitals operating over 7,700 licensed beds. Established in 1908, Florida Hospital is AHS’s flagship hospital with approximately 2,200 beds on seven campuses.

“This acquisition continues our Florida expansion in attractive sub-markets, bringing our total Florida portfolio to approximately 780,000 square feet,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition is consistent with our strategy of targeting strong market demographics and affiliating with dominant healthcare providers such as Florida Hospital.”

Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare related assets based on acquisition price, including 1.5 million square feet of gross leasable area, which is 98% leased.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.5 million square feet. Since its formation in 2006, HTA has made 68 geographically diverse acquisitions valued at approximately $1.8 billion based on purchase price, which includes 208 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.9 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the buildings; the strength and financial condition of the tenants; uncertainties relating to the local economies of Orlando and Oviedo, Florida; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.